MIDDLESEX WATER COMPANY ANNOUNCES 23.5% INCREASE
IN NET INCOME

Drive for Efficiencies Continues in Third Quarter as Company Consolidates
 Customer Service Functions in New Jersey

ISELIN, NJ, (November 2, 2007)   Middlesex Water Company (NASDAQ Global Select Market:MSEX), a provider of water and wastewater services in New Jersey and Delaware, today reported higher operating revenues and net income for the quarter ended September 30, 2007.
Third Quarter 2007 Results
Consolidated operating revenues for the third quarter rose to $24.1 million, up 6.6%, compared to $22.6 million for the same period in 2006.  This was largely due to extended dry weather, customer growth and rate relief in our Delaware territories served by Tidewater Utilities, Inc.   A base rate increase of an additional 12% granted to Tidewater in February provided an additional $0.7 million in revenues.
Earnings applicable to common stock rose to $4.1 million for the quarter ended September 30, 2007, up from $3.3 million for the same period in 2006.  Net income increased 23.5% to $4.2 million from $3.4 million.  Due to a higher number of shares outstanding, basic earnings per share grew by 6.8% to $0.31 per share, from $0.29 per share, for the same period in 2006.  Diluted earnings per share were also $0.31, compared to $0.28, in 2006.
Middlesex Water Company CEO, Dennis W. Doll, said, “Seeking and obtaining appropriate rate relief while simultaneously implementing operating efficiencies is positioning us to better deliver value for our shareholders.  We are pleased with our third quarter results as well as with the most recent decision from the New Jersey Board of Public Utilities for a 9.1% or $5.0 million increase in base water rates, which became effective October 26, 2007.  We continue to seek ways to operate more efficiently, and, in the third quarter, began the consolidation of our customer service functions into a single location in New Jersey as a more efficient and effective approach to providing high quality service to our customers.”  This consolidation was completed as of November 1st.
Total operating expenses for the three months ended September 30, 2007 increased to $16.4 million, up 5.4%, from $15.8 million in 2006.  This increase was attributed to a $0.3 million increase in water production costs due to increased sales in Delaware and higher unit costs for water and electric power costs in New Jersey.  Repair costs for water main breaks were $0.1 million higher than the same period in 2006.  All other expense categories increased by $0.2 million.

Nine-Month Results
For the nine-month period ended September 30, 2007, operating revenues increased to $64.9 million, up 4.8% from $61.9 million, for the same period in 2006. This increase was largely due to rate relief, customer growth and higher consumption, as well as increased revenues from our regulated and non-regulated wastewater operations in Delaware. Total operating expenses increased to $47.1 million, up 5.0% from $44.9 million for the same period in 2006.
Net income increased to $9.2 million, up 13.4% from $8.2 million, in 2006.  Earnings applicable to common stock were $9.1 million, compared to $8.0 million for the same period in 2006. Basic and diluted earnings per share remained at $0.69 and $0.68 in 2007 for both, respectively,  the same as in 2006.
“Having received recent approvals to operate in Maryland, combined with ongoing negotiations in several states, we are confident in our ability to expand our footprint and grow our regulated water and wastewater utility businesses as well as our non-regulated services,” added Doll.
Board Declares Quarterly Dividend
The Company’s Board of Directors has approved an increase in the Company's quarterly cash dividend to $0.1750 from $0.1725.  The new dividend rate is payable December 3, 2007 to shareholders of record as of November 15, 2007. This dividend increase raises the annual dividend to $0.70 from $0.69 per share of common stock.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
www.middlesexwater.com

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Operating Revenues	$24,135	$22,632	$64,868	$61,899

Operating Expenses:
Operations	10,915	10,446	31,250	30,104
Maintenance	1,046	907	3,060	2,440
Depreciation	1,887	1,883	5,607	5,264
Other Taxes	2,558	2,537	7,221	7,110

Total Operating Expenses	16,406	15,773	47,138	44,918

Operating Income	7,729	6,859	17,730	16,981

Other Income:
Allowance for Funds Used During Construction	168	170	421	398
Other Income	100	41	608	140
Other Expense	(9)	(6)	(21)	(20)

Total Other Income, net	259	205	1,008	518

Interest Charges	1,734	1,890	4,816	5,213

Income before Income Taxes	6,254	5,174	13,922	12,286

Income Taxes	2,096	1,797	4,680	4,129

Net Income	4,158	3,377	9,242	8,157

Preferred Stock Dividend Requirements	62	62	186	186

Earnings Applicable to Common Stock	$4,096	$3,315	$9,056	$7,971

Earnings per share of Common Stock:
Basic	$0.31	$0.29	$0.69	$0.69
Diluted	$0.31	$0.28	$0.68	$0.68

Average Number of
Common Shares Outstanding :
Basic	13,206	11,630	13,191	11,611
Diluted	13,537	11,961	13,522	11,943

Cash Dividends Paid per Common Share	$0.1725	$0.1700	$0.5175	$0.5100